News Release

For Immediate Release:	For More Information, Contact:
July 24, 2024	Hillary Kestler
704-644-4137

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $28.7 million, or $0.70 per diluted common share, for the three months ended June 30, 2024 compared to $25.3 million, or $0.61 per diluted common share, for the three months ended March 31, 2024 ("linked quarter") and $29.4 million, or $0.71 per diluted common share, for the second quarter of 2023 ("like quarter"). For the six months ended June 30, 2024, the Company recorded net income of $54.0 million, or $1.31 per diluted common share, compared to $44.6 million, or $1.08 per diluted common share, for the six months ended June 30, 2023.

Richard H. Moore, CEO and Chairman of the Company, stated, "Our company had strong performance in the second quarter with expanded net interest margin, improved liquidity and increases in all capital levels. We enhanced our funding position with growth in customer deposits and reductions of borrowings and brokered deposits. We also improved our asset yields during the quarter which contributed to the increase in NIM and will benefit us into the future. Our credit quality remains strong with historically low levels of nonperforming assets, and we continue to have no significant exposure to office or hospitality commercial real estate."

Second Quarter 2024 Highlights

•Loans totaled $8.1 billion at June 30, 2024, reflecting a $6.7 million contraction for the quarter, while year-over-year, loans grew $172.2 million.
•Noninterest-bearing demand accounts were 32% of total deposits at June 30, 2024, which is consistent with historical trends. During the second quarter of 2024, customer deposits grew $336.6 million and brokered deposits contracted $152.0 million leading to an increase in total deposits of $184.5 million.
•The tax equivalent net interest margin ("NIM") increased 7 basis points to 2.87% for the second quarter of 2024, up from 2.80% for the linked quarter and down from 3.08% in the like quarter.
•Total loan yield increased to 5.50%, up 5 basis points from the linked quarter and 24 basis points from the like quarter, with accretion on purchased loans contributing 13 basis points to loan yield in the current quarter.
•Total cost of funds remained low at 1.81% for the quarter ended June 30, 2024, up 2 basis points from the linked quarter.
•The on-balance sheet liquidity ratio was 16.3% at June 30, 2024, up from 15.5% for the linked quarter. Available off-balance sheet sources totaled $2.5 billion at June 30, 2024, resulting in a total liquidity ratio of 34.6%.
•Credit quality continued to be strong with a nonperforming assets ("NPA") to total assets ratio of 0.37% as of June 30, 2024, a 2 basis point decrease from the linked quarter.
•Capital grew during the quarter with a total common equity tier 1 ratio of 13.98% (estimated) and a total risk-based capital ratio of 16.23% (estimated) as of June 30, 2024, both increasing from the linked quarter.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2024 was $81.1 million compared to $79.2 million for the linked quarter, reflecting an increase of 2.3%. Net interest income for the second quarter of 2024 decreased 6.8% from the $87.0 million for the like quarter. The increase in net interest income from the linked quarter was driven by an increase in the yields on earning assets, partially offset by an increase in the cost of funds. The decline in net interest income from the like quarter was driven by an increase in the cost of funds, partially offset by an increase in earning assets.

The Company’s tax-equivalent NIM was 2.87%, an increase of 7 basis points compared to 2.80% for the linked quarter. Increases in yields on assets and the benefit of asset mix changes and reduction in wholesale funding outpaced the increases in rates on liabilities, which resulted in the increase in net interest income and NIM as compared to the linked period. While the total cost of funds increased from 1.79% to 1.81% for the second quarter of 2024, loan yields rose from 5.45% for the linked quarter to 5.50% for the quarter ended June 30, 2024.

	For the Three Months Ended
YIELD INFORMATION	June 30, 2024	March 31, 2024	June 30, 2023

Yield on loans	5.50%	5.45%	5.26%
Yield on securities	1.73%	1.79%	1.77%
Yield on other earning assets	4.71%	4.30%	4.60%
Yield on total interest-earning assets	4.52%	4.43%	4.25%

Rate on interest-bearing deposits	2.54%	2.33%	1.68%
Rate on other interest-bearing liabilities	7.09%	5.71%	5.68%
Rate on total interest-bearing liabilities	2.65%	2.59%	1.96%
Total cost of funds	1.81%	1.79%	1.29%

Net interest margin (1)	2.84%	2.77%	3.05%
Net interest margin - tax-equivalent (2)	2.87%	2.80%	3.08%
Average prime rate	8.50%	8.50%	8.16%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the second quarter of 2024 was total loan purchase accounting discount accretion of $2.3 million compared to $2.4 million for the linked quarter and $3.2 million for the like quarter, with the decreases related to the continued reduction of the loan portfolio acquired from GrandSouth Bancorporation ("GrandSouth"). Loan discount accretion had a 8 basis point, 9 basis point and 11 basis point positive impact on the Company's NIM in the second quarter of 2024, the linked quarter and the like quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Interest income - increased by accretion of loan discount on acquired loans	$2,303	$2,437	$3,159
Total interest income impact	2,303	2,437	3,159
Interest expense - increased by discount accretion on deposits	(224)	(283)	(878)
Interest expense - increased by discount accretion on borrowings	(190)	(189)	(212)
Total net interest expense impact	(414)	(472)	(1,090)
Total impact on net interest income	$1,889	$1,965	$2,069

Provision for Credit Losses and Credit Quality

For the three months ended June 30, 2024 and June 30, 2023, the Company recorded $0.5 million and $2.4 million in provision for credit losses, respectively. The provision for the second quarter of 2024 was driven by net charge-offs of $1.5 million partially offset by generally improving updated economic forecasts, which are a key driver in the Company's CECL model as well as a reduction in the level of unfunded commitments.

Asset quality remained strong with annualized net loan charge-offs of 0.07% for the second quarter of 2024. Total NPAs remained at a low level at $44.7 million at June 30, 2024, or 0.37% of total assets, a decrease from 0.39% at March 31, 2024. This is compared to $35.8 million, or 0.30% of total assets, at June 30, 2023 with the increase year-over-year being attributable primarily to activity in the SBA loan portfolio.

The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Nonperforming assets
Nonaccrual loans	$33,102	$35,622	$29,876
Modifications to borrowers in financial distress	10,495	10,999	4,862
Total nonperforming loans	43,597	46,621	34,738
Foreclosed real estate	1,150	926	1,077
Total nonperforming assets	$44,747	$47,547	$35,815

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.07%	0.08%	0.04%
Nonperforming loans to total loans	0.54%	0.58%	0.44%
Nonperforming assets to total assets	0.37%	0.39%	0.30%
Allowance for credit losses to total loans	1.36%	1.36%	1.38%

Noninterest Income

Total noninterest income for the second quarter of 2024 was $14.6 million, a 13.2% increase from the $12.9 million recorded in the linked quarter and a 2.9% increase from the $14.2 million recorded for the like quarter. As compared to the linked quarter, noninterest income was higher, primarily due to lower net losses on securities of $0.8 million and a $0.4 million increase in SBA loan sale gains. The higher noninterest income in the current quarter as compared to the like quarter was primarily driven by a $0.6 million increase in SBA loan sale gains.

Noninterest Expenses

Noninterest expenses amounted to $58.3 million for the second quarter of 2024 compared to $59.2 million for the linked quarter and $61.6 million for the like quarter. The $0.9 million, or 1.5%, decrease in noninterest expense from the linked quarter was driven by a $0.7 million reduction in Occupancy and equipment related expenses and a $0.7 million reduction in Other operating expenses, partially offset by a $0.6 million increase in Salaries and Employee benefits expenses.

The primary contributors to the higher noninterest expense in the second quarter of 2023 were merger and acquisition costs of $1.3 million related to the GrandSouth acquisition as well as Other operating expenses, which were $1.1 million higher in the second quarter of 2023 as compared to the current quarter.

Balance Sheet

Total assets at June 30, 2024 amounted to $12.1 billion, a contraction of $30.8 million, or 1.02% annualized, from the linked quarter and an increase of $27.8 million, or 0.23%, from a year earlier. The decrease from the linked quarter was primarily related to intentional reductions in investment securities, partially offset by higher interest-bearing cash balances.

Quarterly average balances for key balance sheet accounts are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023	Change 2Q24 vs 1Q24	Change 2Q24 vs 2Q23

Total assets	$12,055,280	$12,111,201	$12,026,195	$12,058,336	(0.5)%	—%
Investment securities, at amortized cost	2,883,662	3,108,464	3,143,756	3,221,807	(7.2)%	(10.5)%
Loans	8,070,814	8,103,387	8,087,450	7,850,522	(0.4)%	2.8%
Earning assets	11,462,111	11,489,796	11,477,007	11,422,667	(0.2)%	0.3%
Deposits	10,432,309	10,078,835	10,131,094	10,181,040	3.5%	2.5%
Interest-bearing liabilities	7,249,562	7,343,934	7,204,165	7,001,838	(1.3)%	3.5%
Shareholders’ equity	1,378,284	1,375,490	1,280,812	1,314,620	0.2%	4.8%

Total investment securities were $2.4 billion at June 30, 2024, a decrease of $223.3 million from the linked quarter and a reduction of $366.8 million from June 30, 2023. During the second quarter of 2024, the Company made no purchases of investment securities. The Company sold $142.9 million of available for sale investment securities at a $4.7 million loss that was substantially offset by the $4.5 million gain on sale of the VISA B shares during the second quarter of 2024. In addition, the Company continues to utilize cash flows from investment securities to fund earning assets and repay borrowings and brokered deposits. Total unrealized loss on available for sale investment securities was $410.1 million at June 30, 2024, as compared to $418.9 million at March 31, 2024 and $440.1 million at June 30, 2023.

Total loans amounted to $8.1 billion at June 30, 2024, a decrease of $6.7 million from March 31, 2024 and an increase of $172.2 million, or 2.2%, from June 30, 2023. As presented below, our total loan portfolio mix has remained relatively consistent with the exception of Construction, development & other land loans, which, as a percentage of the loan portfolio, has fallen from 14% at June 30, 2023 to 9% at June 30, 2024. As of June 30, 2024, there were no notable concentrations in geographies or industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 5.7% of the total portfolio at June 30, 2024, with the largest loan being $26.8 million and an average loan outstanding balance of $1.3 million. Non-owner occupied office loans are generally in non-metro markets and the 10 largest loans in this category represent less than 2% of the total loan portfolio.

The following table presents the balance and portfolio percentage by loan category for each period.

	June 30, 2024		March 31, 2024		June 30, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$863,366	11%	$872,623	11%	$888,391	11%
Construction, development & other land loans	764,418	9%	904,216	11%	1,109,769	14%
Commercial real estate - owner occupied	1,250,267	16%	1,238,759	15%	1,222,189	16%
Commercial real estate - non-owner occupied	2,561,803	32%	2,524,221	31%	2,423,262	31%
Multi-family real estate	497,187	6%	457,142	6%	392,120	5%
Residential 1-4 family real estate	1,729,050	21%	1,684,173	21%	1,461,068	18%
Home equity loans/lines of credit	326,411	4%	328,466	4%	334,566	4%
Consumer loans	76,638	1%	66,666	1%	67,077	1%
Loans, gross	8,069,140	100%	8,076,266	100%	7,898,442	100%
Unamortized net deferred loan fees	708		240		(813)
Total loans	$8,069,848		$8,076,506		$7,897,629

Total deposits were $10.5 billion at June 30, 2024, an increase of $184.5 million, or 7.2%, from March 31, 2024 and an increase of $319.3 million, or 3.1%, from June 30, 2023. The quarter-to-date deposit growth is comprised of organic growth of customer deposits of $336.6 million, partially offset by a contraction of $152.0 million in short-term brokered deposits.

The Company has a diversified and granular deposit base which has remained a stable funding source with noninterest-bearing deposits comprising 32% of total deposits at June 30, 2024. Our deposit mix has remained consistent historically and has not changed significantly, with the exception of increased growth in money market accounts, as presented in the table below.

	June 30, 2024		March 31, 2024		June 30, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,339,678	32%	$3,362,265	33%	$3,639,930	36%
Interest-bearing checking accounts	1,400,071	13%	1,401,724	13%	1,454,489	14%
Money market accounts	4,150,429	40%	3,787,323	37%	3,411,072	34%
Savings accounts	563,143	5%	584,901	6%	658,473	6%
Other time deposits	601,212	6%	607,359	6%	638,751	6%
Time deposits >$250,000	389,281	4%	363,687	3%	353,473	4%
Total customer deposits	10,443,814	100%	10,107,259	98%	10,156,188	100%
Brokered deposits	44,015	—%	196,052	2%	12,381	—%
Total deposits	$10,487,829	100%	$10,303,311	100%	$10,168,569	100%

As of June 30, 2024 and March 31, 2024, estimated insured deposits totaled $6.4 billion, or 61.3%, and $6.4 billion, or 61.8%, respectively, of total deposits. In addition, at June 30, 2024 and March 31, 2024, there were collateralized deposits of $762.2 million and $757.0 million, respectively, such that approximately 68.6% and 69.2%, respectively, of our total deposits were insured or collateralized at the current quarter end.

Capital

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at June 30, 2024 of 16.23%, up from both the linked quarter ratio of 15.85% and like quarter ratio of 15.09%. The increase in risk-based capital ratio was driven by increased shareholders' equity with additional impact from shifts in the balance sheet with the reduction in loans being more than offset by higher cash balances which carry a lower risk-weighting.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 7.76% at June 30, 2024, an increase of 28 basis points from the linked quarter and an increase of 97 basis points from June 30, 2023. The increases in TCE for the current quarter and year-over-year were driven by earnings and improvements in the level of unrealized losses on the available for sale investment portfolio for the period. Refer to Appendix B for a reconciliation of common equity to TCE and Appendix D for a calculation of the TCE ratio.

CAPITAL RATIOS	June 30, 2024 (estimated)	March 31, 2024	June 30, 2023

Tangible common equity to tangible assets (non-GAAP)	7.76%	7.48%	6.79%
Common equity tier I capital ratio	13.98%	13.50%	12.75%
Tier I leverage ratio	11.24%	10.99%	10.47%
Tier I risk-based capital ratio	14.78%	14.29%	13.54%
Total risk-based capital ratio	16.23%	15.85%	15.09%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities, and other marketable assets) and off-balance sheet (readily available lines of credit or other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at June 30, 2024 was 16.3%. In addition, the Company had approximately $2.5 billion in available lines of credit at that date resulting in a total liquidity ratio of 34.6%.

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended			For the Six Months Ended
($ in thousands, except per share data - unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest income
Interest and fees on loans	$110,425	$109,756	$102,963	$220,181	$202,343
Interest on investment securities	12,408	13,845	14,183	26,253	28,729
Other interest income	5,942	2,971	4,015	8,913	7,263
Total interest income	128,775	126,572	121,161	255,347	238,335
Interest expense
Interest on deposits	44,744	39,135	27,328	83,879	46,246
Interest on borrowings	2,963	8,205	6,848	11,168	12,618
Total interest expense	47,707	47,340	34,176	95,047	58,864
Net interest income	81,068	79,232	86,985	160,300	179,471
Provision for credit losses	541	1,200	2,361	1,741	14,863
Net interest income after provision for credit losses	80,527	78,032	84,624	158,559	164,608
Noninterest income
Service charges on deposit accounts	4,139	3,868	4,114	8,007	8,008
Other service charges, commissions, and fees	5,361	5,612	5,650	10,973	11,570
Presold mortgage loan fees and gains on sale	588	338	557	926	963
Commissions from sales of financial products	1,377	1,320	1,413	2,697	2,719
SBA loan sale gains	1,336	895	696	2,231	951
Bank-owned life insurance income	1,179	1,164	1,066	2,343	2,112
Securities losses, net	(186)	(975)	—	(1,161)	—
Other Income	854	716	739	1,570	1,448
Total noninterest income	14,648	12,938	14,235	27,586	27,771
Noninterest expenses
Salaries expense	27,809	27,642	28,676	55,451	57,997
Employee benefit expense	6,703	6,269	6,165	12,972	12,558
Occupancy and equipment expense	4,850	5,588	4,972	10,438	10,039
Merger and acquisition expenses	—	—	1,334	—	13,516
Intangibles amortization expense	1,669	1,759	2,049	3,428	4,194
Other operating expenses	17,260	17,929	18,397	35,189	37,464
Total noninterest expenses	58,291	59,187	61,593	117,478	135,768
Income before income taxes	36,884	31,783	37,266	68,667	56,611
Income tax expense	8,172	6,511	7,863	14,683	12,047
Net income	$28,712	$25,272	$29,403	$53,984	$44,564

Earnings per common share - diluted	$0.70	$0.61	$0.71	$1.31	$1.08

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023
Assets
Cash and due from banks	$90,468	$87,181	$100,891	$101,215
Interest-bearing deposits with banks	517,944	266,661	136,964	259,460
Total cash and cash equivalents	608,412	353,842	237,855	360,675

Investment securities	2,390,811	2,614,110	2,723,057	2,757,607
Presold mortgages and SBA loans held for sale	7,247	6,703	2,667	4,953

Loans	8,069,848	8,076,506	8,150,102	7,897,629
Allowance for credit losses on loans	(110,058)	(110,067)	(109,853)	(109,230)
Net loans	7,959,790	7,966,439	8,040,249	7,788,399

Premises and equipment	147,110	150,546	150,957	152,443
Goodwill and other intangible assets	504,830	506,458	508,257	512,052
Bank-owned life insurance	186,031	185,061	183,897	181,659
Other assets	256,574	308,438	268,003	275,210
Total assets	$12,060,805	$12,091,597	$12,114,942	$12,032,998

Liabilities
Deposits:
Noninterest-bearing deposits	$3,339,678	$3,362,265	$3,379,876	$3,639,930
Interest-bearing deposits	7,148,151	6,941,046	6,651,723	6,528,639
Total deposits	10,487,829	10,303,311	10,031,599	10,168,569

Borrowings	91,513	332,335	630,158	481,658
Other liabilities	77,121	79,852	80,805	85,129
Total liabilities	10,656,463	10,715,498	10,742,562	10,735,356

Shareholders’ equity
Common stock	967,239	965,429	963,990	960,851
Retained earnings	752,294	732,643	716,420	674,933
Stock in rabbi trust assumed in acquisition	(1,139)	(1,396)	(1,385)	(1,365)
Rabbi trust obligation	1,139	1,396	1,385	1,365
Accumulated other comprehensive loss	(315,191)	(321,973)	(308,030)	(338,142)
Total shareholders’ equity	1,404,342	1,376,099	1,372,380	1,297,642
Total liabilities and shareholders’ equity	$12,060,805	$12,091,597	$12,114,942	$12,032,998

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION

	For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.96%	0.84%	0.98%	0.99%	0.98%
Return on average common equity (2)	8.75%	7.78%	9.68%	9.90%	9.95%
Return on average tangible common equity (3)	13.60%	12.13%	15.76%	15.98%	16.01%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	$0.22	$0.22	$0.22	$0.22
Book value per common share	$34.10	$33.44	$33.38	$30.61	$31.59
Tangible book value per share (4)	$22.19	$21.49	$21.39	$18.57	$19.51
Common shares outstanding at end of period	41,187,943	41,156,286	41,109,987	40,085,498	41,082,678
Weighted average shares outstanding - diluted	41,262,091	41,249,636	41,207,945	41,199,058	41,129,100

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets (5)	7.90%	7.62%	7.56%	6.64%	6.95%
Common equity tier I capital ratio	13.98%	13.50%	13.20%	12.93%	12.75%
Total risk-based capital ratio	16.23%	15.85%	15.54%	15.26%	15.09%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized tangible net income (net income adjusted for intangible asset amortization, net of tax), by average common equity. See Appendix A for components of the calculation.

(3) Return on average tangible common equity is a non-GAAP financial measure. See Appendix A for components of the calculation and the reconciliation of average common equity to average TCE.
(4) Tangible book value per share is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.
(5) Tangible common equity ratio is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix D for the resulting calculation.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net interest income - tax-equivalent (1)	$81,801	$79,963	$83,225	$85,442	$87,684
Taxable equivalent adjustment (1)	733	731	741	740	699
Net interest income	81,068	79,232	82,484	84,702	86,985
Provision for credit losses	541	1,200	2,950	—	2,361
Noninterest income	14,648	12,938	14,542	15,177	14,235
Merger and acquisition expenses	—	—	189	—	1,334
Other noninterest expense	58,291	59,187	56,197	62,224	60,259
Income before income taxes	36,884	31,783	37,690	37,655	37,266
Income tax expense	8,172	6,511	8,016	7,762	7,863
Net income	28,712	25,272	29,674	29,893	29,403

Earnings per common share - diluted	$0.70	$0.61	$0.72	$0.73	$0.71

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

APPENDIX A: Calculation of Return on TCE

	For the Three Months Ended
($ in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net Income	$28,712	$25,272	$29,674	$29,893	$29,403
Intangible asset amortization, net of taxes	1,283	1,352	1,575	2,634	3,223
Tangible Net income	$29,995	$26,624	$31,249	$32,527	$32,626

Average common equity	$1,378,284	$1,375,490	$1,280,812	$1,303,249	$1,314,650
Less: Average goodwill and other intangibles, net of related taxes	(491,318)	(492,733)	(494,127)	(495,743)	(497,319)
Average tangible common equity	$886,966	$882,757	$786,685	$807,506	$817,331

Return on average common equity	8.75%	7.78%	9.68%	9.90%	9.95%
Return on average tangible common equity	13.60%	12.13%	15.76%	15.98%	16.01%

APPENDIX B: Reconciliation of Common Equity to TCE

	For the Three Months Ended
($ in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total shareholders' common equity	$1,404,342	$1,376,099	$1,372,380	$1,257,683	$1,297,642
Less: Goodwill and other intangibles, net of related taxes	(490,439)	(491,740)	(493,211)	(494,681)	(496,240)
Tangible common equity	$913,903	$884,359	$879,169	$763,002	$801,402

APPENDIX C: Tangible Book Value Per Share

	For the Three Months Ended
($ in thousands except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Tangible common equity (Appendix B)	$913,903	$884,359	$879,169	$763,002	$801,402

Common shares outstanding	41,187,943	41,156,286	41,109,987	41,085,498	41,082,678
Tangible book value per common share	$22.19	$21.49	$21.39	$18.57	$19.51

APPENDIX D: TCE Ratio

	For the Three Months Ended
($ in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Tangible common equity (Appendix B)	$913,903	$884,359	$879,169	$763,002	$801,402

Total assets	12,060,805	12,091,597	12,114,942	11,977,960	12,032,998
Less: Goodwill and other intangibles, net of related taxes	(490,439)	(491,740)	(493,211)	(494,681)	(496,240)
Tangible assets ("TA")	$11,570,366	$11,599,857	$11,621,731	$11,483,279	$11,536,758
TCE to TA ratio	7.90%	7.62%	7.56%	6.64%	6.95%